UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2024

ENVIROTECH VEHICLES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38078	46-0774222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1425 Ohlendorf Road
Osceola, AR 72370
(Address of principal executive offices) (Zip Code)

(951) 407-9860
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.00001 par value	EVTV	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2024, Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), announced the appointments of Jason Maddox as President of the Company and Elgin Tracy as Chief Operating Officer of the Company. Each of these appointments was effective as of October 16, 2024.

Jason Maddox, 46, most recently served as Chief Executive Officer of Maddox Defense, Inc. (“Maddox Defense”) since June 2008 and Chief Executive Officer of Maddox Industries LLC since January 2021. He delivers years of large company executive leadership, successfully building Maddox Defense to one of the major players in government contracting. Mr. Maddox graduated from the University of Colorado with a Bachelor of Science degree in mechanical engineering and journalism and mass communication. He also holds a master’s degree in entrepreneurship from the Babson F.W. Olin Graduate School and a post-graduate degree in entrepreneurship studies from Harvard Business School.

Elgin Tracy, 40, most recently served as Chief Operating Officer of Maddox Defense since August 2021. Prior to this position, Mr. Tracy previously served as Head of Operations of Maddox Defense from August 2020 to August 2021. Before joining Maddox Defense, Mr. Tracy held the position of a manufacturer at PPE Manufacturer from 2019 to 2021 and was a managing partner for Foreman Electric Company from 2017 to 2018. Renowned for his over 20 years of expertise in operating and running successful businesses in the defense and oil & gas sectors, Mr. Tracy brings a wealth of operational and logistical experience, having overseen and successfully delivered over $2.5 billion in contracts and purchase orders in the past five years. In his most recent role as Chief Operating Officer of Maddox Defense, Mr. Tracy played a pivotal role in delivering over 100 million COVID test kits and 126 million isolation gowns to the U.S. government. He holds a Bachelor of Arts degree in construction management from Texas State University.

Each of Mr. Maddox’s and Mr. Tracy’s compensation for their respective positions with the Company will be determined by the Compensation Committee of the Company’s Board of Directors at a later date.

Except as set forth in this Item 5.02, there are no arrangements between Mr. Maddox or Mr. Tracy and any other person pursuant to Mr. Maddox or Mr. Tracy, as applicable, was appointed to serve as an officer of the Company. There are no family relationships between either Mr. Maddox or Mr. Tracy and any director or executive officer of the Company, and neither Mr. Maddox or Mr. Tracy has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except as described below:

Effective March 31, 2023, the Company entered into a term sheet with Maddox Defense regarding a potential business combination transaction, pursuant to which the Company would acquire a majority of the outstanding capital stock of Maddox Defense in exchange for shares of the Company’s common stock in an aggregate amount of $102,500,000 and a promissory note in the principal amount of $11,388,890. Jason Maddox is the Chief Executive Officer of Maddox Defense and owns, beneficially and of record, all of the outstanding shares of capital stock of Maddox Defense, and Elgin Tracy is the Chief Operating Officer of Maddox Defense.

Item 7.01	Regulation FD.

On October 16, 2024, the Company issued a press release announcing the appointments of Jason Maddox as President of the Company and Elgin Tracy as Chief Operating Officer of the Company. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 7.01.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated October 16, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIROTECH VEHICLES, INC.

Dated: October 22, 2024	By:	/s/ Franklin Lim
Franklin Lim
Chief Financial Officer